UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2011

Curis, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000- 30347	04-3505116
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA 02421
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 7, 2011, Curis, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Maurizio Voi, M.D., in connection with his commencement of employment as the Company’s Executive Vice President, Chief Medical and Chief Development Officer.

The following summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Under the Employment Agreement, Dr. Voi will serve as the Company’s Executive Vice President, Chief Medical Officer and Chief Development Officer for the period commencing on November 7, 2011 and ending on November 7, 2015. Dr. Voi’s employment with the Company, however, is “at will” and may be terminated by either the Company or Dr. Voi at any time, subject only to the severance provisions of the Employment Agreement. Dr. Voi’s base salary was set at $375,000 per annum subject to annual review by the Company’s board of directors (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee”). On November 8, 2011, the Compensation Committee approved the grant to Dr. Voi of an option (the “Option”) to purchase 350,000 shares of common stock, $0.01 par value (“Common Stock”) of the Company, with an exercise price equal to $3.76, which was the closing price of the Company’s Common Stock, as reported by the Nasdaq Stock Market, on the date of grant. The Option vests and becomes exercisable as to 25% of the total shares underlying the Option on the first anniversary of the date of grant and as to an additional 6.25% of the total shares underlying the Option at the end of each full calendar quarter thereafter, subject to Dr. Voi’s continued employment by the Company. Dr. Voi is entitled to participate in the Company’s medical and other benefit programs, will receive reimbursement of specified expenses related to his relocation, up to a maximum of $60,000 and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the Board.

The Employment Agreement provides that, in the event the Company terminates Dr. Voi’s employment without Cause or if Dr. Voi resigns for Good Reason (each as defined in the Employment Agreement), he will receive: (1) his base salary accrued through the last day of employment; (2) continuation of his then base salary for a period of six months; and (3) reimbursement from the Company for a portion of any COBRA premiums paid by Dr. Voi for medical/dental insurance for up to six months (collectively, the “Severance”). In the event of a termination without Cause or a resignation by Mr. Voi for Good Reason within twelve months after a change in control of the Company, Dr. Voi will also be entitled to receive the Severance for a period of six months. In order for Dr. Voi to receive the Severance, Dr. Voi must deliver a general release of claims in a form satisfactory to the Company.

In addition, the Employment Agreement provides that the Company will indemnify Dr. Voi for claims arising in his capacity as the Company’s director or officer, as applicable, or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. If the claim is brought by the Company or on its behalf, the Company will not be obligated to indemnify Dr. Voi if he is found liable to the Company, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case Dr. Voi is fairly and reasonably entitled to be indemnified. In the event that the Company does not assume the defense of a claim against Dr. Voi, the Company is required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

Item 8.01. Other Events.

On November 8, 2011, the Company issued a press release announcing the appointment of Dr. Voi as Executive Vice President, Chief Medical and Chief Development Officer. Dr. Voi will be responsible for the Company’s development, clinical trial and regulatory affairs operations, as well as biomarker and translational medicine activities. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

On November 9, 2011, the Company issued a press release announcing that the U.S. Food and Drug Administration has accepted and filed for review Genentech’s new drug application for vismodegib for the treatment of adults with advanced basal cell carcinoma for whom surgery is considered inappropriate. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Daniel R. Passeri
Date: November 10, 2011	Daniel R. Passeri President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated November 7, 2011, by and between the Company and Maurizio Voi

99.1	Press Release dated November 8, 2011

99.2	Press Release dated November 9, 2011